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                                                          Exhibit (a)(2)(lxviii)


                   [Willamette Industries, Inc. Letterhead]

                                                                    June 8, 2001

Dear (Customer):

I thought you might be interested in an update on the status of Weyerhaeuser Company's hostile bid for Willamette and their campaign to elect representatives to Willamette's Board of Directors. At the close of yesterday's annual meeting we announced that the votes for the election of three of Willamette's nine Board members have yet to be certified and that we will not know the final result for another 2-3 weeks.

It goes without saying that this hostile fight has created strong feelings on both sides, and I don't expect those feelings to now suddenly subside, whatever the result. But feelings aside, we at Willamette understand our obligation to do what's right for this Company, its customers, shareholders and communities.

Regardless of who wins, we will remain fully committed to providing all Willamette customers with the same high-levels of service and high-quality products as always. We will remain the strong partner that you have come to depend upon and trust.

If our three directors have been elected, and Weyerhaeuser is as good as its word and withdraws its offer, we will be working very hard to prove to our shareholders that they made the right choice and to continue to strengthen our relationships with you, our customers.

In the event that Weyerhaeuser's three nominees have been elected to our nine-member board, I want to assure you that our operations, products or services would not be affected. While certainly they would come to our Board with a different perspective than the rest of us, we believe they understand that their fiduciary duties would require that they act in the best interests of Willamette, its customers, shareholders and communities.

I want you to be aware that at the board of directors' meeting, our board reaffirmed their unanimous support to continue to reject Weyerhaeuser's offer to buy Willamette, which they believe is ridiculously low.

Throughout this proxy contest we have been gratified by the level of support we have received from you, our customers. I'd like to express my sincere thanks for your continued support and you have my commitment that Willamette will continue to serve you at the level you deserve and have grown to expect.


Sincerely,

/s/ Duane C. McDougall
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Duane C. McDougall